Exhibit 99.1

M&T Bank Corporation Announces Key Leadership Changes

Daryl Bible to join as Chief Financial Officer

Darren King and Chris Kay to assume expanded responsibilities

BUFFALO, N.Y., December 14, 2022—M&T Bank Corporation (NYSE: MTB) (“M&T”) today announced several key changes to its leadership team, reporting to Chairman and Chief Executive Officer René Jones.

Daryl Bible will join M&T as its next Chief Financial Officer in the second quarter of 2023. Daryl brings three decades of experience as a banking and corporate finance leader. He joins M&T from Truist Financial Corporation, where he was the longest-serving CFO of a U.S. regional bank with a proven track record of economic transformations and operational execution.

Bible joined Truist’s predecessor BB&T in January 2008 after a 24-year career with U.S. Bank, serving ten years as treasurer. He is a member of the CFA North Carolina Society, CFA Society of Cincinnati, Financial Services Roundtable, and the BAI CFO Roundtable.

“Daryl is a highly respected banking veteran,” said M&T Chairman and Chief Executive Officer René Jones. “His strong performance as a purpose-driven leader with unsurpassed acumen, including shepherding one of the largest financial services mergers in recent history, will be a key asset to our leadership as we continue to evolve our bank.”

M&T also announced today that current CFO Darren King will assume an expanded set of responsibilities to include oversight of a portfolio of businesses, including retail and business banking, mortgage, and consumer lending. He will remain CFO through the transition in the second quarter of 2023.

In addition, Chris Kay will be appointed as Head of Enterprise Platforms. In his role, Kay will further strengthen the bank’s core capabilities, including digital and enterprise payments, and enhance other core bank platforms while creating greater operational effectiveness. Kay will also transition to this role in the second quarter of 2023.

“One of the core tenets of our operating model is having a seasoned and deep bench of executive leaders that often serve in many capacities during their tenure,” said Jones. “This has allowed us to build on our experience and learnings for the overall benefit of the business. Darren and Chris will be able to use their unique experiences to help M&T to evolve its business and serve our customers effectively.”

About M&T

M&T Bank Corporation is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, provides banking products and services in 12 states across the northeastern U.S. from Maine to Virginia and Washington, D.C. Trust-related services are provided in select markets in the U.S. and abroad by M&T’s Wilmington Trust-affiliated companies and by M&T Bank. For more information on M&T Bank, visit www.mtb.com

Media Contacts:

Maya Dillon, Head of Corporate Communications, M&T Bank

mdillon@wilmingtontrust.com; 646-735-1958

This press release may contain forward-looking statements regarding M&T Bank Corporation (“M&T”) within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that do not describe historical or current facts are forward-looking statements, including statements regarding M&T’s expectations or predictions of future financial or business performance or conditions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. M&T provides further detail regarding these risks and uncertainties in its latest Form 10-K, including in the Risk Factors section of such report, as well as in subsequent SEC filings. Forward-looking statements speak only as of the date made, and M&T does not assume any duty and does not undertake to update forward-looking statements.

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